Exhibit 99.1

For Immediate Release

FatWire Co-Founder Ari Kahn Joins Bridgeline Digital as Chief Operating Officer

Burlington, MA | August 24, 2015

Bridgeline Digital, Inc. (NASDAQ: BLIN), The Digital Engagement Company™, today announced that digital engagement veteran Ari Kahn has joined Bridgeline as Chief Operating Officer. Kahn will lead Bridgeline’s operations – including sales, marketing and service delivery.

“Ari has an impressive track record of growing a leading company in our marketplace and building significant shareholder value,” said Thomas Massie, Chief Executive Officer of Bridgeline Digital. “Ari’s robust operational experience will play a critical role in driving growth via stronger executional discipline. We are building a winning team, and Ari brings essential skills and leadership capabilities that will improve our performance. It is exciting to see an industry expert express confidence by joining the Company and with a meaningful investment as Ari has done by investing above market value last week to secure $250,000 in Bridgeline common stock.”

Kahn was the co-founder of FatWire, a leading content management and digital engagement company. As the General Manager and Chief Technology Officer of FatWire, Kahn built FatWire to a global corporation with offices in 13 countries, top industry analyst rating, and after winning many of the Global-2000 as customers, FatWire had annual revenues of over $40 Million annually and was acquired by Oracle for $160 Million. Kahn received his Ph.D. in Computer Science and Artificial Intelligence from the University of Chicago.

“As a founder of the Web Content Management and Digital Engagement category I see Bridgeline’s technical advantages and market position. Bridgeline’s digital engagement platform iAPPS provides tremendous value for its customers and the marketplace. iAPPS is ready to support more than 10 times its current customer base, and Bridgeline, through its dynamic and scalable platform iAPPS, consistently wins the majority of time in competitive situations. It is time to get the word out; Bridgeline is ready for serious growth!”

About Bridgeline Digital

Bridgeline Digital, The Digital Engagement Company™, enables its customers to maximize the performance of their mission critical websites, intranets, and online stores. Bridgeline’s iAPPS platform deeply integrates Web Content Management, eCommerce, eMarketing, Social Media management, and Web Analytics to help marketers deliver online experiences that attract, engage and convert their customers across all digital channels. Bridgeline provides end-to-end Digital Engagement solutions and boasts an award-winning team of interactive services professionals. Headquartered in Burlington, Mass., with nine additional locations throughout the United States and a .NET development center in Bangalore, India. Bridgeline has thousands of quality customers that range from small- and medium-sized organizations to Fortune 1000 companies. To learn more, please visit www.bridgeline.com or call (800) 603-9936.

Becki Dilworth

Senior Vice President of Marketing

Bridgeline Digital, Inc.

303.785.3858

bdilworth@bridgeline.com